                                                            "[ ]" INDICATES THAT
                                                            THE CONFIDENTIAL
                               SUPPLY AGREEMENT             PORTION HAS BEEN
                                                            OMITTED AND FILED
                                   BETWEEN                  SEPARATELY WITH
                                                            THE COMMISSION
                               ISS-NAGANO GmbH,
                                 GRENZSTR. 28
                                01109 DRESDEN


                           - HEREINAFTER CALLED "ISS" -

                                     AND

                              ROBERT BOSCH GmbH
                              POSTFACH 10 60 50
                              70049 STUTTGART


                        - HEREINAFTER CALLED "BOSCH" -




WHEREAS Bosch is currently developing a new Common Rail Diesel Injection System which shall be introduced into the market in 1996;

WHEREAS this new Injection System uses a high pressure sensor to measure and control the system pressure;

WHEREAS ISS Inc., San Jose, USA - hereinafter called "ISS Inc." through its strategic alliance with Nagano Keiki Seisakusho Ltd., Otaku, Japan - hereinafter called "Nagano" - has developed such high pressure sensor elements which are currently produced for automotive and industrial applications also by ISS;

WHEREAS ISS and Bosch entered into a Development Agreement on May 18, 1995 for the development, mass production, application and test of a high pressure sensor for these new Common Rail Diesel Fuel Injection Systems on the basis of the existing ISS XKP- and HVP-product family;

WHEREAS ISS is prepared to manufacture for and to supply to Bosch such newly developed high pressure sensors;

WHEREAS Bosch is willing to purchase such sensors from ISS;

NOW, therefore in consideration of the mutual agreements herein contained it is agreed by and between ISS and Bosch as follows:

1.   DEFINITIONS

     As used in this Agreement the following terms shall have the meanings set forth below:

     (i) "CR" means the new Common Rail Diesel Injection System currently developed by Bosch.

     (ii) "PRODUCTS" means high pressure sensors for CR as described in the drawing (with the components as specified therein) and in the detailed technical and performance specifications attached hereto as APPENDIX 1, including its improvements and/or design changes as specified in Section 1.l of the Development Agreement ((iii) below).

     (iii)"DEVELOPMENT AGREEMENT" means the Development Agreement between ISS and Bosch of May 18, 1995.

2.   GENERAL RULES

     This Agreements sets forth the general terms and conditions of the sale by ISS and the purchase by Bosch of the Products and shall apply to all such purchases and sales.

3.   SUBJECT MATTER

3.1 During the term of this agreement ISS, using the best of its design and manufacturing knowledge, will design and manufacture Products in accordance with the specifications and the quality standards as attached in APPENDIX 1 and referred to in SECTION 5 and will sell and ship the Products as will be ordered from time to time by Bosch. ISS has the right to propose and will propose to Bosch process or component modifications which, to the best of ISS knowledge, will improve the efficiency, quality or yield of the manufacturing process. Bosch will examine such proposal and, within reasonable amount of time, will have the right to either accept or refuse them. Once accepted by Bosch in writing, the modification will become integral part of the Products.

3.2 ISS will manufacture and supply the Products in accordance with Bosch's requirements as set out in SECTION 3.1 above and will make design and styling changes as mutually agreed upon in writing.

3.3 If so required by Bosch, ISS shall place or affix trademarks and/or tradenames of Bosch or its customers on the Products and their packaging in the design and at the location as designated by Bosch to ISS.

     ISS agrees not to sell or otherwise dispose of such marked Products to any person other than Bosch or designated by Bosch. Any necessary tooling charges for affixing trademarks on the Products based on Bosch specification will be borne by Bosch, and such toolings will become the property of Bosch.

4.   MARKETING

     During the term of this Agreement, ISS shall manufacture and supply the Products, which form the result of the common development work by the parties to Bosch only as set out in the Development Agreement.

     Competitive conditions (price, quality, meeting of delivery deadlines, technical performance etc.) provided, RB is willing to procure its demand of the Products but at least a part of its demand with ISS, for a period ending at least December 31st, 1999.

     APPENDIX 2 shows the expected yearly demand until December 31st, 1999. The figures quoted in APPENDIX 2 constitute a non-binding forecast based on the best knowledge of Bosch; they do not represent binding orders. Due to circumstances beyond the control of Bosch the volumes may decrease.

5.   QUALITY

     Bosch and ISS shall cooperate closely to ensure that the Products conform with the specifications and satisfy the quality standards as hereinafter. Accordingly, ISS will design the Products, buy the components and produce and ship the Products in accordance with the quality management system requirements and specifications of the Bosch Quality Assurance Guide for Suppliers (APPENDIX 3). ISS intends to comply with ISO 9000 quality principles at a later date. ISS, particularly, will use a documentation and traceability system capable to determine the manufacturing conditions under which the Products have been produced. In case of rejects of Products due to their nonconformity to Bosch specification ISS will, notwithstanding the respective warranty provisions, provide Bosch upon request a manufacturing report stating the results of the quality controls and the root causes and the corrective actions to be taken.

     ISS agrees to allow Bosch on request to inspect quality control and production activities of ISS associated with the design and production of said Products. Such information shall be deemed confidential.

6.   PRODUCT LIABILITY

6.1 ISS shall bear the product liability risk and undertakes to hold Bosch harmless against product liability claims by third parties, unless Bosch on its own responsibility issues instructions which have not been agreed upon with ISS. If such an instruction is a contributing factor to damages arising in connection with product liability, the legal provisions apply.

6.2 ISS is obliged to take all measures necessary with regard to product liability, particularly with regard to faultless design, manufacture, instructions and after sales product observation, and to keep Bosch continuously informed regarding these measures and any changes made thereto. Bosch is entitled to check these measures to the extent necessary in each case.

6.3 In case of defects in the Products which may necessitate a recall campaign, Bosch shall keep ISS at all times fully informed about all relevant facts and both parties shall negotiate and determine in good faith the actions to be taken. It is understood that Bosch shall have the ultimate decision as to the necessity of a recall campaign. ISS shall negotiate a fair and mutually acceptable reimbursement of Bosch's recall expenses, based on the principle that the reimbursement shall be Proportional to the degree of ISS's responsibility.

6.4 ISS shall subscribe for a General Liability Insurance, including a Product Liability Insurance and recall coverage with a limit of liability of 5 million DM each and shall provide evidence thereof to Bosch. ISS shall inform its insurance company expressly that ISS is supplier to the Automotive Industry.

7.   PRICES AND TERMS

7.1 Prices and delivery terms shall be set out in annual agreements effective for a calendar year, taking into account the price projection as per ANNEX 4.

7.2 If necessary, the parties will negotiate in good faith price adjustments at least 3 months before a new annual agreement comes into force. In case the parties cannot agree on a price adjustment, the prices of the previous annual agreement shall remain in force.

8.   HANDLING                          BOSCH DEPARTMENT

     Price agreements                  HoW Purchasing Dept. (HoW/EKF)

     Calls by                          HoW Material Planning Dept.
                                       (HoW1/ALP)

     Shipment to                       Robert Bosch GmbH
                                       Homburg Plant
                                       Bexbacher Strasse 72
                                       66424 Homburg/Saar

     Invoices to                       HoW Controlling Accounting Dept.
                                       (HoW/WIR)

     Coordination                      HoW/EKF

     Quality assurance                 HoW1/QSG5

9.   DELIVERY

9.1 Orders for quantities of Products will be made by schedules consisting usually of fixed orders and non-binding order forecasts. In order to organize the manufacturing of Products, Bosch grants to ISS a production and material release for a defined period of time to be mutually agreed upon by both parties. The fixed orders and the production and material releases shall constitute binding commitments upon ISS to manufacture, sell and ship the Products within the specified schedule in accordance to this Agreement.

     If Bosch's demand for the products reduces completely or to a significant extent due to circumstances beyond the control of Bosch and if ISS has committed to commercially reasonable quantities of material for the production of the products covered by Bosch's fixed orders and production and material releases, Bosch shall reimburse ISS the cost for such appropriately ordered material upon evidence, provided, however, such materials cannot be cancelled or rescheduled subsequent to the receipt of an abrupt reduction or cancellation of orders by Bosch which do not originate from a defect in the products.

     Title to these goods shall pass to Bosch subsequently to such reimbursement.

9.2  Supply Assurance:

     In order to guarantee a steady and punctual supply of the Products ISS agrees to keep a minimum stock of Products at ISS's expense. The volume of products in this minimum stock shall cover Bosch's demand for the Products in one month and the volume of components in this minimum stock shall cover Bosch's demand in one month, especially for the sensor-subassembly, the printed circuit board and the connector. The calculation of such minimum volumes stock shall be based on the figures as stated in SECTION 9.1 above.

     Following termination of this Agreement Bosch will be entitled to purchase the pressure sensor-subassembly, the ASIC, the connector and the sensor element itself for Bosch's own CR application from ISS at fair market prices.

10.  INSPECTION PRIOR TO DELIVERY

10.1 Prior to delivery all Products shall be tested and inspected by ISS at ISS's factory so as to ensure that the Products are in accordance with the specifications.

10.2 Bosch reserves the right to inspect at its own expense all Products at ISS's factory before delivery. Bosch will provide sufficient notice prior to any inspection.

11.  INCOMING INSPECTION

     As soon as this is feasible in the normal course of business, Bosch shall conduct an incoming spot-check inspection of the Products. Bosch will give notice of any failings immediately on discovery; to this extent the supplier waives the rights to object those complaints as being late.

     If due to defects or failures a 100% inspection is necessary, ISS shall bear the costs. If defects can be narrowed to specific lots this will cover those lots only.

12.  WARRANTY

12.1 ISS hereby warrants that the Products to be delivered and sold hereunder will meet the agreed specifications and quality standards and will be merchantable and free from defects in material and workmanship.

12.2 If the Products are found to be defective during the warranty period, Bosch may at its option ask ISS for replacement of such products free of all charges and shipping costs to Bosch, or to the enterprises of its service organization, or may ask for refund of the purchase price. In case defectiveness will be discovered during or after installation of the Product in Bosch's products, ISS will bear the costs Bosch incurs for discovering the defect or for repairing the Bosch product.

12.3 If, on the basis of provisions of law and/or contractual agreements with its customers or with enterprises of its service network, Bosch is required to pay incidental expenses such as, for instance, transport charges, cost of materials, cost of labour, ISS will also bear those costs. However, if such incidental expenses, taken as a whole, would operate to threaten the existence of ISS, then Bosch and ISS will negotiate in good faith a fair and reasonable amount ISS has to pay for such incidental costs.

12.4 The warranty period is 36 months following the first registration of the vehicle equipped with the Bosch CR System containing the Product.

13.  MACHINERY AND EQUIPMENT

     Bosch agrees to purchase from ISS and ISS agrees to sell to Bosch its machinery and equipment used for production of the HVP-Version of the Products. Such machinery and equipment as well as the purchase consideration therefor not exceeding 2.4 million USD and payable in installments will be specified and agreed upon separately. Title to those machinery and equipment shall pass to Bosch in proportion to the purchase consideration actually paid. Bosch offers to attend the installation of the machinery and equipment and to provide appropriate inputs; however, ISS has the final responsibility to assure the Products meet the agreed quality requirements. Bosch will make such machinery and equipment available to ISS on the basis of a contract of loan as set out in APPENDIX 5. Notwithstanding other provisions of such loan contract, ISS shall be entitled to manufacture high pressure sensors for non-CR use on such machinery and equipment. Prior to any such production with reference to the utilization of capacity for non-CR applications, ISS has to get RB's written consent, such consent not to be withheld if any such production will cover surplus capacity of the machinery and equipment not needed for any production for Bosch.

     Bosch hereby grants to ISS the option to purchase such machinery and equipment on December 31st, 1999 at a purchase price equivalent to the book value of the machinery and equipment (according to linear depreciation ending five years after complete installation of such machinery and equipment) at that date. Notice to exercise such option shall be given until December 31st, 1998.

     In case ISS does not exercise its option, Bosch is prepared to reimburse to ISS engineering costs related to such machines and equipment at an amount equal to the depreciated value of an initial amount of 400,000 USD on December 31st, 1999; depreciation method: linear; depreciation period: five years, starting with complete installation of such machinery and equipment.

14.  PROPRIETARY RIGHTS

14.1 If the Products are used as stipulated, ISS is liable for claims arising as a result of the infringement of proprietary rights, applications for proprietary rights and/or of copyrights (proprietary rights). ISS shall hold Bosch and the parties purchasing from Bosch harmless against all claims arising from the use of such proprietary rights. This shall not apply if ISS has manufactured the Products on the basis of drawings, models or other comparable descriptions provided by Bosch and did not know or was not bound to know that proprietary rights were infringed as a result.

14.2 Both parties to this Agreement undertake to inform each other without delay of risks of infringement and alleged cases of infringement which became known to them.

14.3 If required by Bosch, ISS will inform Bosch concerning the use of published or unpublished proprietary rights held by ISS, as well as of applications for such proprietary rights and of licenses issued for proprietary rights related to the Contract Products.

15.  FORCE MAJEURE

     If any Party to this Agreement cannot perform its obligations out of this Agreement because of an event of Force Majeure, it shall notify the other Party in writing within undue delay about the occurrence of such an event and provide accurate supporting evidence thereof.

     Force Majeure shall mean any of the following:

     Earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lock-out, government actions or other events beyond the control of the Parties and where their occurrence is unpreventable and unavoidable.

     If an event of Force Majeure occurs, neither Party may be responsible for any damage, incurred cost or losses which the other Party may sustain by reason of such failure or delay of performance. The Party claiming Force Majeure shall adopt measures to minimize or remove the effects of Force Majeure and within the shortest possible time attempt to resume the performance of obligations affected by the event of Force Majeure. If the consequences of such an event cannot be remedied within ninety days from the occurrence, both Parties shall through consultations decide whether to modify or terminate the Agreement according to the effects of the event of Force Majeure on the performance of this Agreement.

16.  TERM OF AGREEMENT/TERMINATION

16.1 This Agreement comes into force upon signature by both parties and is concluded for an indefinite period of time. It may be terminated at the end of a calendar year, observing a period of written notice of six months; however, such ordinary termination is not possible before December 31st, 1999.

16.2 Bosch is entitled to terminate this Agreement at any time without observing a notice period, if the requirements of Bosch for the Products decrease substantially due to reasons beyond the control of Bosch or if the Development Agreement is terminated prematurely.

16.3 The right to terminate this Agreement for extraordinary reasons without complying with the period of notice as a result of a serious breach of duty by one of the parties remains unaffected. The overrun of delivery deadlines by more than 2 months shall be regarded as a serious breach of duty.

16.4 Regardless of the reason for the termination of this Agreement, all outstanding credits and liabilities resulting from previous orders accepted prior to the date of termination shall continue to remain in force.

17.  CONFIDENTIALITY

17.1 Either party shall keep strictly confidential and secret towards third parties the existence of this Agreement, related working results arising from this Agreement as well as technical and commercial information obtained from the other party under this Agreement as long and as far as this information is not in the public domain or unless the disclosing party waived further secrecy in writing. This obligation of confidentiality terminates five years after expiration of this Agreement.

17.2 ISS Inc. and Nagano, to the extent they have a need to know information arising from this Agreement as well as technical or commercial information received from RB for the purposes set forth above, shall not be deemed third parties provided they abide by the obligations of this Agreement. Insofar, ISS shall be fully responsible to ensure that the obligations of this Agreement are respected by ISS Inc. and Nagano.

17.3 Neither party hereto may, without the prior written consent of the other party, disclose or publish the name of the other party or the contents of this Agreement in any advertisement, publicity release or the like.

18.  MISCELLANEOUS

18.1 All prior negotiations between the parties are merged in this Agreement. This Agreement including all its annexes constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind except as expressly set forth therein, notwithstanding sections 4.2 to 4.4 of the Development Agreement.

18.2 Changes and additions to this Agreement - including this Article 18 as well as any additional agreement must be made in writing in order to become legally effective.

18.3 If one of the provisions of this Agreement becomes invalid, this shall not affect the contract's remaining provisions. Instead of the provision that has become invalid, a new provision shall come into effect which shall come as near as possible to the business aims of both parties. The same applies with regard to agreement loopholes.

19. APPLICABLE LAW/PLACE OF JURISDICTION

     This Agreement shall be governed by the substantive laws of Germany to the exclusion of the provisions for conflict of laws and international conventions relating to the sale of goods.

     Place of jurisdiction shall be Stuttgart/Germany.

Dresden, 04.11.1996                     Stuttgart, 22.10.1996

ISS-NAGANO GMBH                        ROBERT BOSCH GMBH


/s/ WOLFRAM BEYER                      /S/ KLAUS G. BORCHERS
------------------------               --------------------------

     Nagano Keiki Seisakusho Ltd., Tokyo, Japan, and ISS Inc. read and approve the conditions herein and are prepared to sell and deliver the sensor subassembly and printed circuit board and, after establishment of the relevant production lines to be accomplished not later than Dec. 31, 1997, also the Products to Bosch at the terms and conditions as stipulated hereinabove in order to ensure timely fulfillment of this agreement, in case ISS is prevented from doing so.

Tokyo, 11.18.1996                       San Jose, 11.11.1996

Nagano Keiki Seisakusho Ltd.           ISS Inc., San Jose, CA., USA




/s/ SHIGERU MIYASHITO                  /s/ RAMESH SIRSI
-----------------------------------    ----------------------------------------

APPENDIX 1:    Product Specification and Model Drawing
APPENDIX 2:    Delivery Forecast
APPENDIX 3:    Quality Assurance Guide for Suppliers
APPENDIX 4:    Price Projection
APPENDIX 5:    Loan Contract

                                                                    CONFIDENTIAL
                                                                       TREATMENT
                                                                       REQUESTED

                                   APPENDIX 1

                                      [ ]

                                                                    CONFIDENTIAL
                                                                       TREATMENT
                                                                       REQUESTED

                                   APPENDIX 2

                                      [ ]

                                                                    CONFIDENTIAL
                                                                       TREATMENT
                                                                       REQUESTED


                                  APPENDIX 3

                  BOSCH-QUALITY ASSURANCE GUIDE FOR SUPPLIERS



                                 [BOSCH LOGO]

1. INTRODUCTION

In view of intensified international competition, quality assumes a position of great importance.

In the manufacture of its products, Bosch increasingly makes use of items from suppliers. The perfect condition and reliability of these items crucially influence the quality of the products made from them.

The quality of supplied products and suppliers' quality capabilities are therefore crucial criteria in the purchase decision reached by Bosch.

Quality necessitates a modern and effective quality assurance system. Its essential elements are summarized in this "Bosch Quality Assurance Guide for Suppliers". This quality assurance guide is an integral component of the purchase contracts concluded by Robert Bosch GmbH with suppliers.

Important characteristics are:

- Assumption of full responsibility by suppliers for the quality of the supplied products.

- Proof of a reasonable and effective quality assurance system.

- Consistent application of preventive quality assurance methods, e.g. in order to intervene in a regulating manner in the production process and in order to avoid or eliminate sources of defects at an early stage.

The supplier is obligated to deliver defect-free products. It is intended for the "Bosch Quality Assurance Guide for Suppliers" to contribute towards attaining this aim reliably and surely (zero defect target).

With a view to the great importance of quality, the Bosch company will inform itself, in an atmosphere of partner-like cooperation with its suppliers, about their quality assurance systems. During the course of the concomitant assessment, Bosch expects suppliers to reach at least 70% in accordance with the Bosch assessment system. The aim of this assessment is to prove that the supplier is capable of supplying products to the necessary, homogeneous quality.

The regulations laid down in this quality assurance guide for suppliers fundamentally apply to all product areas. Further stipulations (e.g. in the direction of DIN/ISO 9001 to 9003, particularly in the field of products supplied to public clients) may become additionally necessary. These require additional agreements.

2. TECHNICAL DOCUMENTS

The characteristics which supplied products must exhibit are defined in the "Technical Documents". We draw attention to these in our orders and business transactions. Technical documents in this meaning of the term are:

- Bosch drawings

- Bosch order specifications

- Bosch inspection specifications

- Other standards and stipulations

- Corresponding documents from the supplier which bear our mark of approval.

The supplier is included in the update service for replacements of our technical documents. By means of suitable measures, the supplier and his sub-contractors ensure that production is always in accordance with the latest technical documents. No deviations from the technical documents nor changes are permissible without prior written approval from Bosch; replacement of technical documents by Bosch constitutes such approval. Prior to their introduction, changes to the supplier's own designs also require written approval by Bosch.

3. QUALITY ASSURANCE

3.1 Quality assurance system
To be able to reliably fulfill the quality requirements placed on the products to be supplied, the supplier must apply an appropriate quality assurance system which has been recorded in writing and covers all areas of his plant. This also includes the stipulation that responsibilities for all quality assurance actions must be defined. The effective realization of the defined quality assurance measures must be monitored; this surveillance must be independent from the actual production in terms of personnel.

3.2 Quality assurance in the development phase
If the products to be supplied are developed and designed by the supplier himself, then he is responsible for the quality of design. Quality assurance in the design phase includes adequate initial sample tests and lifetime tests by the supplier, failure mode and effects analyses (FMEA) and systematic assessment of the design quality at the end of the individual development phases.

3.3 Quality assurance in the procurement phase
The supplier takes precautions to ensure that the products procured from his suppliers will meet the agreed quality requirements. These include sampling and release procedures as well as receiving inspections.

3.4 Production engineering
To be able to realize the characteristics defined in the technical documents within the scope of a controlled production process, the following measures are necessary, among other things:

- Planning and written definition of the necessary production and inspection operations and of the affiliated production and gauging equipment; also the operations required for rework if they should be necessary.

- Realization of machine and process capability analyses.

- Failure mode and effects analyses (FMEA) of production and inspection processes if necessary.

3.5 Quality assurance during production
Suitable methods must be employed during production for the purposes of quality control and surveillance. Among other things, these include automatic or statistical process control (SPC), process surveillance and the application of further statistical methods.

To guarantee that products to be supplied will fulfill the agreed quality requirements, quality inspections will be indispensable. These are subdivided into:

- initial sample inspection and release (see also 5.)

- inspections accompanying production

- product audits and if applicable

- reliability inspections.

The extent of inspection must be defined in accordance with the degree of the attained process capabilities, the importance of the respective characteristic and the possible effect of defects.

In the event of process disturbances and quality deviations, defective units must be sorted out, the causes must be analyzed and corrective actions must be initiated and, in addition, its effectiveness must be reviewed. This applies also if Bosch should discover defects and should return defective units. In this case, Bosch must be informed at short notice about the causes of defects and the corrective actions taken.

Defective units must be specially marked to exclude the possibility of confusion between good and bad products. Defective products which have been reworked must then be re-inspected.

If, in exceptional cases, products not conforming to the specifications have to be delivered, an acceptance by concession must be obtained from Bosch beforehand. Bosch must also be informed immediately about any deviations detected later.

3.6 Inspections records
Systematic records must be kept of the results of quality surveillance (e.g. process capability indices), the quality inspections and the measures intended and carried out for the purpose of eliminating defects. For the suppliers' own developments, documents concerning initial sample tests and lifetime tests must additionally be available.

The supplier must allow Bosch to inspect these records on demand. In special cases, it may be agreed that specific inspection records have to be supplied regularly along with the products.

3.7 Handling and dispatch
The production flow and methods intended for handling products must be defined in such a manner that quality impairments and damages will be avoided. This applies particularly to transportation, storage, packaging and dispatch. Special Bosch packaging specifications must be observed.

Every packing unit of deliveries to Bosch must have an externally visible product label conforming to VDA* recommendation 4902.

After any changes, the first three deliveries must additionally be marked as follows on the affiliated delivery note: "1st (2nd, 3rd) delivery in accordance with change date..." (see also 6.) The word "SAMPLE" must be clearly marked on packing units and delivery notes of initial sample shipments.

4. INSPECTION GAUGES

The supplier must be equipped with adequate inspection gauges in order that all characteristics agreed in accordance with the technical documents can be tested. If required, special inspection gauges may be obtained from Bosch within the framework of a lending contract.

Reviewing the usefulness and accuracy of inspection gauges at preplanned, regular intervals is indispensable; if necessary, these must be corrected.

5. SUBMISSION AND RELEASE OF INITIAL SAMPLES

In the following cases, initial samples must be submitted to the ordering Bosch plant in good time before the commencement of series deliveries:

- new products

- changes to a product (amendments to the technical documents)

- when using new or relocated tools and production equipment.

These samples must have been manufactured completely using series production facilities and under series production conditions and must have been tested thoroughly with reference to all quality characteristics. Inspection and test results determined by the supplier must be submitted along with the samples in the form of initial sample inspection reports and measurement sheets (Bosch or VDA* forms). The deliveries must be specially marked (see 3.7).

The quantity of necessary samples will be defined in each individual case when ordering or must be agreed with us. Generally, at least 25 items will be involved. In the case of multiple moulds and tools, samples from each individual mould and tool must be measured and supplied separately. Bosch will check the samples, will notify the supplier of the result of this re-inspection and will release series production if the samples meet the requirements.

Series deliveries must not be commenced without written release from Bosch.

The supplier must keep one released sample, as well as the test results determined by him, until the series is discontinued or until the item concerned is changed.

6. INFORMATION OBLIGATION

When implementing any changes for which Bosch does not stipulate a previous initial sample inspection and approval, the supplier must complete all necessary tests in order to ensure conformity with the technical documents. The supplier is also obliged to inform Bosch in the following cases before commencing series deliveries:

- If a production process, even of a subcontractor, changes (e.g. production procedures and conditions)

- If there is a change in production location (e.g. production site or scope of responsibility)

- In the event of changes in the sources of "critical" prefinished products if, in the objective opinion of the supplier, important product characteristics could be influenced detrimentally.

Bosch will decide whether these cases necessitate sample inspection followed by release as detailed in point 5.

7. DOCUMENTARY ITEMS

In the case of documentary items (e.g. safety items), the supplier is obliged to document the quality assurance measures and the results of quality inspections. Besides the Bosch quality assurance guide for suppliers, the VDA* publication, Volume 1 "Dokumentationspflichtige Teile bei Automobilherstellern und deren Zulieferanten" (Documentary items supplied by automobile manufacturers and their suppliers) or other special agreements must be observed.

ROBERT BOSCH GMBH

                                                                    CONFIDENTIAL
                                                                       TREATMENT
                                                                       REQUESTED

                                   APPENDIX 4

                                      [ ]

                                                                    CONFIDENTIAL
                                                                       TREATMENT
                                                                       REQUESTED

                                   APPENDIX 5


ROBERT BOSCH GMBH                                                       BOSCH
-----------------------------------------------------------------------------

                              CONTRACT OF LOAN


concluded between    ROBERT BOSCH GmbH, STUTTGART
                     (Federal Republic of Germany)

                               - hereinafter referred to as "Bosch"

and

                               - hereinafter referred to as "Manufacturer"

1. SUBJECT MATTER OF THE CONTRACT
   Bosch hereby agrees to loan to the Manufacturer the equipment covered by this Contract as listed below in detail, hereinafter called "the Equipment". The Manufacturer shall not use the Equipment for purposes other than the manufacture of parts and products ordered by Bosch.

   The Manufacturer shall not without the prior written consent of Bosch permit third parties to make drawings of the Equipment nor to have possession of or access to the Equipment.

LIST OF THE EQUIPMENT

-----------------------------------------------------------------------------
Units                  Designation           used for Part/Drawing No.
-----------------------------------------------------------------------------








-----------------------------------------------------------------------------

2.  OWNERSHIP, EFFECTIVE DATE OF THE CONTRACT

2.1 If the Equipment is handed over by Bosch the parties agree as follows:
    Bosch shall at its cost deliver the Equipment to the Manufacturer in good working condition. The Equipment shall remain the property of Bosch. The Contract becomes effective on the date of signature by both parties.

2.2 If the Equipment is manufactured by the Manufacturer the parties agree as follows:
    The Manufacturer shall manufacture the Equipment for the account of Bosch and assign to the latter in accordance with the order No. _______________ of _______________ the full title thereto, retaining physical possession thereof.

    The Contract shall become effective as to that Equipment on the date on which the title passes to Bosch.

3.  MAINTENANCE, DAMAGES

    The Manufacturer undertakes to keep the Equipment in serviceable condition at its own cost; it shall in particular,

    (i) handle the Equipment properly and expertly and in accordance with any instructions supplied by Bosch and ensure adequate care and maintenance thereof;

    (ii) carry out at its own expense the necessary repair work expertly and properly and without delay;

    (iii) notify Bosch without delay of any damage to the Equipment.

Further Explanations

- "Notes on and Explanation of the
  Bosch Quality Assurance Guide for
  Suppliers" (obtainable from Bosch)

- VDA* publication, Volume 1:
  "Dokumentationspflichtige Teile
  bei Automobilherstellern und deren
  Zulieferanten".
  (Documentary items supplied by
  automobile manufacturers and
  their suppliers)

- VDA* recommendation 4902,
  Version 2: "Warenanhanger"
  (Product labels)

- Explanations written in English
  can be found in the following EOQC**
  Publications:

- "European Recommendations for
  Quality Control of Purchased Items"

- "European Recommendations for
  Documentation for Items related
  to Traffic Safety and Environment Pro-
  tection in the Automotive Industry".
  (Based on the above VDA publica-
  tion, Volume I).










 * The VDA (German Professional
   Organization of the Automobile
   Industry) publications are written
   in German.
   Obtainable from:
   Verband der Automobilindustrie e. V.,      BOSCH
   Westendrasse 61,
   6000 Frankfurt a. M.                      Robert Bosch GmbH
                                             Zentralabteilung Qualitatssicherung
** EOQC publications are obtainable          Postfach 30 02 20
   from:                                     D-7000 Stuttgart 30
   European Organization for Quality
   Control - EOQC                            Robert Bosch GmbH
   P.O. Box 5032                             Zentraleinkauf
   CH-3001 Bern                              Postfach 10 60 50
   Switzerland                               D-7000 Stuttgart 10